Exhibit 99


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Carolina Power & Light                24-Hour Media Line
Corporate Communications              Tel 919 546-6189
P.O. Box 1551                         Fax 919 546-6615
Raleigh, N.C.  27602                  Internet www.cplc.com

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July 15, 1999
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CP&L completes acquisition of NCNG
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RALEIGH,  N.C. -  Carolina  Power & Light's  (NYSE:  CPL)  acquisition  of North
Carolina Natural Gas - which was approved July 13 by N.C. and S.C. regulators and will close today - marks a significant milestone in CP&L's strategy to become a total energy provider in the region.

NCNG will operate as a wholly owned subsidiary of Raleigh-based CP&L.

NCNG is continuing its program to bolster its customer service operations. The company will enhance its Customer Service Center in Fayetteville with a total of about 60 employees. Over the next several months, NCNG will announce dozens of new locations, at grocery stores and other retail outlets, where customers can pay their bills in person and take advantage of convenient hours, including nights and weekends.

"This acquisition brings together two companies known for efficiency and excellent customer service," said CP&L Chairman, President and Chief Executive Officer Bill Cavanaugh. "But the main thing customers want to know is what does this mean for them. We believe it means good things. Delivery and customer service will continue to improve. Natural gas will continue to be extended to more communities in eastern North Carolina that desperately need it. And CP&L will secure additional natural gas to provide clean, reliable power to a growing region."

The acquisition, first announced in November 1998, will generate efficiencies by eliminating duplicate administrative and other functions, but the greatest benefit in the change for the companies and customers alike is in the merging and expansion of energy services in the region.

"This powerful combination strengthens us in the midst of dramatic changes in the competitive energy market," Cavanaugh said. "The more services we can provide in our areas of strength, the more attractive we will be to customers and investors. We will continue to look aggressively for opportunities to grow strategically, to achieve greater financial strength and to better serve our customers."

NCNG Chief Executive Officer Calvin Wells remains CEO of the subsidiary and will report directly to Cavanaugh. Wells also will serve as a member of the CP&L senior management committee.
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Carolina Power & Light
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"We are proud to join the CP&L  family,"  Wells  said.  "This move builds on the strengths and traditions of both companies. Together, we are gaining the resources needed to better serve a growing marketplace. This partnership is particularly important as we seek to expand economic development opportunities in eastern North Carolina. But one thing won't change: The high level of commitment to the communities we serve and the continued emphasis on providing safe and reliable service will remain the same."

The combination was approved by state and federal regulators and by NCNG stockholders. During a public comment period as part of the review process, political and civic leaders from throughout eastern North Carolina praised the combination.

Under the agreement, NCNG stockholders are receiving 0.8054 shares of CP&L stock for each share of NCNG stock they held. CP&L is transferring $354 million in stock to NCNG shareholders.

Customer service telephone numbers will remain the same for NCNG customers. They can call 1-800-275-6264 (1-800-ASK-NCNG) to establish service or to inquire about their account. They should call 1-877-427-5325 (1-877-GAS-LEAK) to report a gas leak or line break.

Headquartered in Fayetteville, NCNG provides natural gas, propane and related services to about 178,000 customers in 90 towns and cities and on four municipal gas distribution systems in south-central and eastern North Carolina. NCNG's operating revenues were about $232 million in the fiscal year that ended Sept. 30, 1998.

CP&L is a Fortune 500 company providing electricity and energy services to about
1.2 million customers in central and eastern North Carolina, the Asheville area of North Carolina, and the Pee Dee region of South Carolina. CP&L had revenues of more than $3.1 billion in 1998.

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Contact: Corporate Communications